Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

At the Company:	Investor Relations:
Gregory S. Skinner	Matt Glover or Michael Koehler
Vice President Finance and CFO	949-574-3860
(650) 261-3677	LNDC@liolios.com

Landec Corporation Reports Second Quarter and First Half Fiscal 2015 Results

Strong Second Quarter Revenue and Operating Income Growth Driven by Apio’s

Eat Smart® Superfood Products

MENLO PARK, CA – January 6, 2015 – Landec Corporation (NASDAQ: LNDC), a leading developer and marketer of innovative and proprietary products for healthy living applications in the food and biomedical markets, reported results for the second quarter of fiscal 2015 and first six months ended November 30, 2014.

“For the second quarter, both revenue and operating income growth resulted from positive operating results at Apio, Inc., our food subsidiary,” said Gary Steele, Landec’s Chairman and CEO. “These results were driven by sales increases in our higher margin Eat Smart superfood products. For the second quarter, consolidated revenues increased 11% and operating income increased 23%, and for the first six months, consolidated revenue increased 16% and operating income increased 44% compared to the same periods last year.”

“While focusing on healthy living applications with our innovative and market-leading products in targeted food and biomedical markets, our progress in growing revenues and operating income is consistent with our strategy to move toward higher margin products and businesses in order to grow revenues with increasing profitability,” added Steele.

Summary of Second Quarter 2015 Results

●

Consolidated revenues increased 11% to $132.7 million, with Apio's value-added vegetable business up 16%, driven primarily by increased sales of its new superfood products. Revenues for Apio’s export business decreased 4% due to lower volume sales and revenues for the Lifecore Biomedical business were down 5% compared to the second quarter of last year due to expected lower business development revenues.

●	Operating income increased 23% to $3.9 million compared to last year’s second quarter primarily due to a 14% increase in gross profit.
●

Net income decreased 7% to $0.12 per share compared to the second quarter of last year. The increase in operating income was more than offset by the smaller increase in the fair market value of the Company’s investment in Windset Farms of $1.2 million recognized in the second quarter of fiscal 2015 compared to a $2.3 million change in the fair market value recognized in the second quarter of last year.

●

Cash totaled $5.0 million at quarter end, which was a decrease of $9.2 million during the first six months of fiscal 2015. Increases in cash included generating $3.4 million in cash flow from operations and increasing net borrowings by $12.9 million. Decreases in cash included increasing the Company’s investment in Windset by $18.0 million and spending $7.1 million primarily for capacity expansion. Long-term debt increased $7.9 million during the first six months of fiscal 2015. As of November 30, 2014, the Company had $38.9 million available under its lines of credit.

“Revenues in Apio’s value-added vegetable business increased 16% due to a 13% increase in unit volume sales driven by the growth of our new superfood products,” continued Steele. “The growth in revenues coupled with a favorable product mix change resulted in a 36% increase in gross profit in our value-added vegetable business.

“Other operating highlights for the second quarter included: (1) Apio launching two additional salad kits in its family of new superfood products, (2) Apio completing a new superfood processing line in September, which will enable Apio to meet all of its current demand while leaving ample capacity to meet future projected increases in demand, (3) increasing our investment in Windset by purchasing an additional $7.0 million of Senior Preferred stock, which yields an annual dividend of 7.5%, and (4) borrowing an additional $4.1 million under Apio’s $25 million equipment line with GE Capital at a fixed interest rate of 3.74% with a 5-year term.”

Fiscal Second Quarter 2015 Results

Revenues in the second quarter of fiscal 2015 increased 11%, or $12.7 million, to $132.7 million, from $120.0 million in the year-ago quarter. The improvement was primarily due to a 16%, or $14.0 million, increase in revenues in Apio’s value-added business, which includes its Eat Smart fresh-cut specialty packaged vegetable business, Apio Cooling and Apio Packaging. This increase was partially offset by a 4%, or $925,000, decrease in Apio’s export business due to lower volume sales as well as a 5%, or $459,000, decrease in Lifecore’s revenues compared to the second quarter of last year due to expected lower business development revenue.

Net income in the second quarter of fiscal 2015 was $3.2 million or $0.12 per share compared to $3.5 million or $0.13 per share in the year-ago quarter. The decrease was primarily due to: (1) a $1.1 million decrease in the change in the fair market value of the Company’s Windset investment to a $1.2 million increase in the second quarter of fiscal 2015 from a $2.3 million increase in the year-ago quarter, and (2) a $712,000 decrease in net income at Lifecore primarily from lower business development revenue. These decreases in net income in the second quarter were partially offset by a 45%, or $1.7 million, increase in operating income at Apio due primarily to increased revenues and a favorable product mix change to higher margin superfood products.

Fiscal Six Months 2015 Results

Revenue in the first six months of fiscal 2015 increased 16%, or $36.8 million, to $266.3 million, from $229.5 million in the same period last year. The improvement was primarily due to a 21%, or $34.7 million, increase in revenues from Apio’s value-added businesses and a 10%, or $4.3 million, increase in revenues at Apio’s export business as a result of higher market pricing. These increases were partially offset by a 13%, or $2.2 million, decrease in Lifecore’s revenues compared to the same period last year due to expected lower sales of fermentation products primarily resulting from the previously disclosed one-time inventory reduction by one of Lifecore’s customers during fiscal 2015 and from lower business development revenue.

For the first six months of fiscal 2015, approximately $9.0 million of the $36.8 million increase in revenues was due to one extra week in fiscal 2015. The first quarter of fiscal 2015 included 14 weeks whereas last year’s first quarter included 13 weeks. Every six years Landec’s fiscal year includes 53 weeks versus the standard 52 weeks because Landec’s fiscal year ends on the last Sunday of May.

Net income in the first six months of fiscal 2015 was $5.6 million, or $0.20 per share, compared to $8.2 million, or $0.30 per share, in the first six months of last year. The decrease was primarily due to: (1) a $6.3 million decrease in the change in the fair market value of the Company’s Windset investment to a $1.4 million increase in the first six months of fiscal 2015 from a $7.7 million increase in the same period last year, and (2) a $2.0 million decrease in operating income at Lifecore from lower sales of higher margin fermentation products primarily due to the one-time inventory reduction by one customer during fiscal 2015 and lower business development revenue. These decreases in net income in the first six months of fiscal 2015 were partially offset by: (1) a 35%, or $5.9 million, increase in gross profit in Apio’s value-added vegetable businesses due to increased revenues, a favorable product mix change to higher margin superfood products and one extra week, and (2) a $1.3 million decrease in the income tax expense.

Management Comments and Guidance for Fiscal 2015

“Our guidance for the third and fourth quarters of fiscal 2015 is outlined in Question 1 of the Question & Answer section of this release,” stated Mr. Steele. “To achieve our net income guidance for the third and fourth quarters, we are assuming normal produce sourcing with our normal contingencies during the winter months. The recent heavy rains and flooding in California, the impact of which we are closely monitoring, may affect this assumption. Our net income guidance also assumes that the combined income from Windset from dividends and the change in the fair market value of our Windset investment will be approximately $8.5 million to $9.5 million in fiscal 2015. We will know more on both of these subject matters when we report our third quarter results.”

“As stated in previous earnings releases, fiscal 2015 will be a year in which Landec makes significant investments in both Apio and Lifecore. We are investing heavily in Apio’s Eat Smart specialty packaged produce products, which utilize our proprietary BreatheWay® technology to extend the shelf-life of our products. We believe our products are ‘on trend’ with North American consumers who are increasingly equating healthy eating with healthy living. At Lifecore, the plan is to invest in its aseptic filling business to meet the increasing demand of the medical and pharmaceutical markets.”

“During fiscal 2015 we are stepping up our investments in new product development, sales and marketing, and processing, including significant capacity expansion at Apio’s various facilities, as well as continued expansion at Lifecore. These investments are expected to result in top line growth and increasingly profitable returns in the upcoming years as we transition our product mix to higher margin products.”

Molly Hemmeter, Landec’s Chief Operating Officer, added, “Apio has reached an average weekly run rate of more than $2.0 million in revenue from its Eat Smart branded superfood product line. Our expanded product line now includes five salad kits and two stir fry kits, each featuring unique and complex blends of superfoods, sauces and dressings. These products are now being offered to over 100 club, foodservice and grocery retail customers throughout North America.

“We have estimated the North American salad kit market to be approximately $1.1 billion, which represents retail sales of salad kits in all grocery retail and club stores. As an emerging participant in the salad kit category, we are striving to increase the Eat Smart share of this market by expanding distribution of our existing superfood products as well as introducing at least one innovative new product each quarter. As a new growth platform for Eat Smart, our superfood products are generating gross margins more than double that of our historical core products,” stated Hemmeter.

“As a reminder, we made a decision in February 2011 to invest in Windset Farms as we believe Windset is the most advanced and highest yielding hydroponic greenhouse vegetable producer in North America where the demand for hydroponic greenhouse grown produce is rapidly increasing,” commented Mr. Steele. “The hydroponic greenhouse process uses no soil and a fraction of the water required in field production. Furthermore, Windset’s process results in higher yields per acre and is not burdened with traditional weather-related risks.”

“We are excited about further advancing our relationship and commitment to Windset. Landec originally invested $15.0 million into Windset in February 2011 and has subsequently increased its investment by $11.0 million in July 2014 and $7.0 million in October 2014. Our interest in Windset since the initial investment has been motivated by three primary objectives: (1) to realize a significant financial return, (2) to be a strategic partner with the industry leader in the hydroponic year-round growing of fruit and vegetables, and (3) to explore new crop targets, new growing techniques and/or new technologies that can benefit from, or be enhanced by, Windset’s knowledge of hydroponic greenhouse growing.”

Steele concluded, “Looking forward to fiscal 2016, we expect our longstanding Lifecore Biomedical customer who is reducing its inventory levels in fiscal 2015 to resume its historical ordering patterns in fiscal 2016, and we expect that the revenues and income forecasted for this year from a key Lifecore development partner will instead occur sometime in fiscal 2016.

“As a result, in fiscal 2016 we expect significant year-over-year growth at Lifecore, further expansion from Windset and continued expansion and growth in Apio superfood products. Altogether, we believe consolidated revenues could grow by as much as 10% in fiscal 2016 compared to fiscal 2015, with preliminary estimates of net income increasing more than 50% to an upper range of $1.00 per share.”

Conference Call

Landec management will host a conference call tomorrow to discuss its fiscal second quarter 2015 results, followed by a question and answer period.

The live webcast can be accessed directly at www.landec.com/earningscall or on Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Wednesday, January 7, 2015

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Direct Webcast link: www.landec.com/earningscall

To participate in the conference call via telephone, dial toll-free (866) 814-8448 or (703) 639-1367. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact Liolios Group at (949) 574-3860.

A replay of the call will be available through Wednesday, January 14, 2015 by calling toll-free (888) 266-2081 or direct (703) 925-2533, and entering code #1649620.

About Landec Corporation

Landec Corporation is a company that leverages its proprietary polymer technologies, application development and innovation capabilities to develop and commercialize new products in food and biomaterials markets. Landec’s subsidiary, Apio, has become the leader in US fresh-cut specialty packaged vegetables sold in North America based on combining Landec’s proprietary food packaging technology and the strength of two major national brands, Eat Smart® and GreenLine®, with the capabilities of large scale processing and national distribution. Lifecore Biomedical, a subsidiary of Landec, is a premium supplier of hyaluronan-based materials and medical products to ophthalmic, orthopedic and veterinary markets worldwide. In addition, Lifecore Biomedical provides specialized aseptic fill and finish services in a cGMP (current good manufacturing practices) validated manufacturing facility for supplying commercial, clinical and pre-clinical products. Landec will also periodically work with market-leading companies to develop and commercialize differentiated polymer-based products under R&D and royalty agreements. For more information about the company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 25, 2014 (See item 1A: Risk Factors) which may be updated in Part II, Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Landec Corporation

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	November 30, 2014	May 25, 2014
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$4,970	$14,243
Accounts receivable, net	52,298	44,725
Taxes receivable	156	2,000
Inventories, net	30,440	24,735
Deferred taxes	1,985	2,056
Prepaid expenses and other current assets	5,095	3,170
Total Current Assets	94,944	90,929

Investments in non-public companies	59,793	40,393
Property and equipment, net	78,375	74,140
Intangible assets, net	106,325	106,768
Other assets	1,662	1,393
Total Assets	$341,099	$313,623

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$39,516	$32,115
Accrued compensation	4,973	4,096
Other accrued liabilities	4,939	4,871
Deferred revenue	211	1,254
Lines of credit	5,000	—
Current portion of long-term debt	7,550	6,055
Total Current Liabilities	62,189	48,391

Long-term debt, less current portion	34,675	28,317
Deferred taxes	31,477	30,133
Other non-current liabilities	1,650	2,021

Stockholders' Equity
Common stock	27	27
Additional paid-in capital	132,360	131,488
Retained earnings	77,130	71,554
Total Stockholders' Equity	209,517	203,069
Non-controlling interest	1,591	1,692
Total Equity	211,108	204,761
Total Liabilities and Stockholders’ Equity	$341,099	$313,623

Landec Corporation

Consolidated CONDENSED Statements of INCOME

(In thousands, except per-share data)

(unaudited)

	Three Months Ended		Six Months Ended
	November 30,	November 24,	November 30,	November 24,
	2014	2013	2014	2013
Product Sales	$132,665	$120,026	$266,279	$229,505

Cost of product sales	116,999	106,292	236,425	203,239

Gross profit	15,666	13,734	29,854	26,266

Operating costs and expenses:
Research and development	1,825	1,919	3,620	3,845
Selling, general and administrative	9,949	8,639	18,808	17,269
Total operating costs and expenses	11,774	10,558	22,428	21,114
Operating income	3,892	3,176	7,426	5,152

Dividend income	321	281	602	563
Interest income	91	46	184	105
Interest expense	(472)	(436)	(855)	(867)
Other income	1,200	2,300	1,400	7,700
Net income before taxes	5,032	5,367	8,757	12,653
Income taxes	(1,785)	(1,874)	(3,086)	(4,349)
Consolidated net income	3,247	3,493	5,671	8,304
Non controlling interest	(24)	(42)	(95)	(101)
Net income available to common stockholders	$3,223	$3,451	$5,576	$8,203

Diluted net income per share	$0.12	$0.13	$0.20	$0.30

Shares used in diluted per share computations	27,314	27,070	27,293	27,081

LANDEC CORPORATION

SECOND QUARTER ENDED NOVEMBER 30, 2014

QUESTIONS & ANSWERS

1)	What is the Company’s forecast for the third and fourth quarters of fiscal 2015?

For the third quarter, we are forecasting that revenues should be 3% to 5% higher than our second quarter revenues and that net income should be 35% to 45% higher than our second quarter. For the fourth quarter, we are forecasting that revenues should be 2% to 4% lower than our second quarter revenues and that net income should be 70% to 80% higher than our second quarter. Our forecast for the third and fourth quarters assumes normal produce sourcing during the winter months and our best estimates of the projected change in the fair market value of our Windset investment. We currently expect that the combined income from Windset dividends and from the change in the fair market value of our Windset investment will be approximately $8.5 million to $9.5 million for all of fiscal 2015. However, the change in the fair market value for the third and fourth quarters could vary significantly between quarters from the change included in our forecasted net income for those quarters once we receive Windset’s updated five-year projections which we anticipate receiving before the end of January.

2)	What impact will the recent December rain and flooding in California have on the Company’s ability to adequately source produce?

It is too early to predict the long-term impact, but for the month of December the recent rains are negatively impacting yields and quality. Our field personnel will be monitoring the situation closely over the next few weeks to determine any long-term impacts, including any disruptions to planting schedules for product to be harvested in the spring.

3)

The gross margin in Apio’s value-added vegetable business increased 120 basis points to 11.4% during the first six months of fiscal 2015 compared to the first six months of fiscal 2014. What is the gross margin projection for your value-added vegetable business in the second half of fiscal 2015?

The gross margin in our value-added vegetable business is typically always higher in the first six months of our fiscal year than in the second half. The second half of our fiscal year includes the late fall and winter months when it costs more to source produce due to increased distance of the supply to our manufacturing facilities and the increased volatility of winter growing conditions. In addition, from the late fall through winter, the market price we pay to purchase green beans can be double the market price during the summer.

As a result, we expect the gross margin for our value-added vegetable business for the second half of the year to be approximately 150 to 170 basis points lower than those realized in the first half.

4)	Is the fresh-cut produce category continuing to grow?

The fresh-cut produce category is continuing to show growth. According to U.S. Nielsen/Perishable Group for the 52 weeks ended October 25, 2014, unit volume growth for the fresh-cut vegetable category, which does not include packaged salad kits, was 8%. For the category of packaged salad kits, Nielsen/Perishables Group reported a unit volume growth of 34% for the same 52-week period, while Apio’s unit volume growth for its new packaged salad kits during that same period was approximately 180%. As a new entrant in the packaged salad kit category, Apio is focused on developing new salad kits for this high growth segment.

5)	Why is the change in the fair market value of Windset so much lower during the first six months of this year compared to the same period last year?

As a reminder, in late calendar 2013 Windset completed the second 64 acres of greenhouse expansion at its Santa Maria, California location. This resulted in a considerable increase in Windset’s projected future revenues and EBITDA at that time. As previously disclosed, the Company uses Windset’s projections to calculate the fair market value of its investment in Windset. The addition of 64 more acres of production to Windset’s projections during Landec’s fiscal 2014, resulted in a significant change in the fair market value of our Windset investment in fiscal 2014. We knew going into fiscal 2015, that after five years of expansion, Windset was going to take at least a one year pause on additional expansion in order to concentrate on optimizing the current six million square feet of growing, harvesting, packing and shipping operations in California. Accordingly, the Company expected that the fair market value of its investment in Windset would continue to increase in fiscal 2015 but the change would be lower than the change in fiscal 2014. Because the new 64 acre expansion was added to Windset’s projections during Landec’s first quarter of fiscal 2014, the majority of the fair market value change last year was recorded in the first and second quarters last year, thus the primary impact of the significant decrease of the change in fiscal 2015 compared to fiscal 2014 is seen in the first six months of fiscal 2015.

6)	What are Landec’s top priorities for the next 12 to 24 months?

Landec has five priorities it will be focusing on over the next two years:

First, conduct an extensive search for a new CEO to replace Mr. Steele who is retiring at the end of fiscal 2015. The search is underway and we are evaluating candidates. We are confident that with Mr. Steele’s on-going participation on the Board that the transition will be smooth and he will be able to provide invaluable insight to the next CEO.

Second, continue to invest in innovation. In our food business the growth is driven by innovations in packaging and new product formulations which have higher margins and greater growth potential. Our Eat Smart food brand is a strong national brand which is growing in recognition. We are investing in innovation in order to build our fresh-cut, specialty-package produce business to take advantage of healthy eating trends.

Third, invest in capacity expansion. We intend to invest in expanding and/or upgrading our processing facilities in Ohio and Pennsylvania and in expanding our aseptic filling capabilities at Lifecore. We also plan to invest in new equipment that will expand capacity plus drive production efficiencies and help improve margins.

Fourth, we plan to continue to expand our partner relationships at Lifecore Biomedical with emphasis on serving partners in the field of ophthalmology and orthopedics.

And fifth, continue to grow our investment in Windset Farms. Our goal is to work closely with Windset to grow Windset’s hydroponic greenhouse business while developing new growing methods and evaluating new crop targets. Windset’s approach leads to products of the highest quality and taste that can be supplied to retailers and club stores year round. Windset’s state-of-the-art hydroponic greenhouse technology is, we believe, the future of agriculture especially as abnormal and unpredictable weather becomes the norm.

7)	How do the results by line of business for the three and six months ended November 30, 2014 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

	Three months ended 11/30/14	Three months ended 11/24/13	Six months ended 11/30/14	Six months ended 11/24/13
Revenues:
Apio Value Added(a)	$102,079	$88,090	$202,185	$167,526
Apio Export	22,106	23,031	48,703	44,430
Total Apio	124,185	111,121	250,888	211,956
Lifecore	8,318	8,777	15,129	17,363
Corporate (b)	162	128	262	186
Total Revenues	132,665	120,026	266,279	229,505

Gross Profit:
Apio Value Added	11,151	8,220	23,004	17,101
Apio Export	1,550	1,820	2,737	3,025
Total Apio	12,701	10,040	25,741	20,126
Lifecore	2,804	3,625	3,852	6,013
Corporate	161	69	261	127
Total Gross Profit	15,666	13,734	29,854	26,266

R&D:
Apio	187	336	354	611
Lifecore	1,277	1,265	2,533	2,570
Corporate	361	318	733	664
Total R&D	1,825	1,919	3,620	3,845

S,G&A:
Apio	6,884	5,811	13,054	11,064
Lifecore	1,005	1,068	2,058	2,163
Corporate	2,060	1,760	3,696	4,042
Total S,G&A	9,949	8,639	18,808	17,269

Other (c):
Apio	1,087	2,186	1,171	7,435
Lifecore	21	(37)	46	(35)
Corporate	(1,777)	(1,874)	(3,067)	(4,349)
Total Other	(669)	275	(1,850)	3,051

Net Income (Loss):
Apio	6,717	6,079	13,504	15,886
Lifecore	543	1,255	(693)	1,245
Corporate	(4,037)	(3,883)	(7,235)	(8,928)
Net Income	$3,223	$3,451	$5,576	$8,203

a)	Apio’s Value-Added vegetable business includes revenues and gross profit from Apio Cooling LP. and Apio Packaging.
b)	Included in Corporate are the non-Apio and non-Lifecore royalties and profit sharing.
c)	Included in Other is other operating income/(expense), net interest income/(expense), dividend income, change in the FMV of Windset, non-operating income/(expense) and income tax expense.